Exhibit 10.1

Your Name: «First» «Last»
Total No. of Performance-Based Restricted Stock
Units: «PBUs»

PRGX PERFORMANCE-BASED RESTRICTED STOCK

UNIT AGREEMENT FOR EMPLOYEES

PRGX GLOBAL, INC. (“PRGX”) is pleased to grant to the person signing below (“you” or “Participant”) the Performance-Based Restricted Stock Units described below under the PRGX Amended and Restated 2008 Equity Incentive Plan (the “Plan”).

Stock Subject to Grant:	Common Stock, no par value per share
Grant Date:	March 30, 2015

Vesting: Subject to the Plan and this Agreement, the Performance-Based Restricted Stock Units will become vested and payable in accordance with the terms set forth on Exhibit A attached hereto, provided you remain continuously employed with PRGX from the Grant Date until the time set forth therein.

Dividend and Voting Rights: Before the Performance-Based Restricted Stock Units become vested and payable and Common Stock or cash is paid, you will not have any voting rights with respect to the Common Stock to which the Restricted Stock Units relate. However, you will have the right to receive dividends and distributions on the shares of Common Stock subject to the number of Performance-Based Restricted Stock Units set forth above, as if you owned the shares of Common Stock to which such Performance-Based Restricted Stock Units relate, until the Performance-Based Restricted Stock Units are paid or forfeited, provided you have remained in continuous employment with PRGX from the Grant Date until the payment of the respective dividends and distributions.

The Additional Terms and Conditions and the Plan are incorporated in this Agreement by reference and contain important information about your Performance-Based Restricted Stock Units. Copies of these documents are being provided to you in connection with this Agreement. Please review them carefully and contact PRGX Human Resources if you have any questions.

Additional Terms and Conditions attached to this Agreement describe the terms of your Performance-Based Restricted Stock Units, what happens if you cease to remain employed with PRGX before your Performance-Based Restricted Stock Units become vested and payable and where to send notices; and

The Plan contains the detailed terms that govern your Performance-Based Restricted Stock Units. If anything in this Agreement or the other referenced documents is inconsistent with the Plan, the terms of the Plan, as amended from time to time, will control. All terms used herein that are not defined herein but that are defined in the Plan have the same meaning given them in the Plan.

Please sign in the space provided below, keep a copy of this Agreement for your records, and return both originals to PRGX Human Resources.

Participant:	PRGX GLOBAL, INC.

By:
«First» «Last»	Name:
Your Residence Address:	Its:
«Address_1» «Address_2»
«Address_3»
«City», «State» «Zip_Code»

ADDITIONAL TERMS AND CONDITIONS OF YOUR PERFORMANCE-BASED

RESTRICTED STOCK UNITS

PLAN ADMINISTRATION.

•	The Plan is administered on behalf of the Committee by the Plan administrator. The Plan administrator is responsible for assisting you with respect to your Performance-Based Restricted Stock Units and maintaining the records of the Plan. If you have questions about your Performance-Based Restricted Stock Units or how the Plan works, please contact the Plan administrator at Plan.Administrator@prgx.com or (770) 779-3309.

•	Except as provided herein and in the Plan, the Performance-Based Restricted Stock Units are non-transferable. The Performance-Based Restricted Stock Units may be transferred by will or the laws of descent and distribution and, notwithstanding the foregoing, during the Participant’s lifetime may be transferred by the Participant to any of the Participant’s “family members” (as such term is defined in the general instruction to the Form S-8 Registration Statement under the Securities Act of 1933). Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Plan administrator expressly approves the transfer. Any transferee to whom the Performance-Based Restricted Stock Units are transferred shall be bound by the same terms and conditions, including with respect to vesting, that govern the Performance-Based Restricted Stock Units in the hands of the Participant; provided, however, that the transferee may not transfer the Performance-Based Restricted Stock Units except by will or the laws of descent and distribution. No right or interest of the Participant or any transferee in the Performance-Based Restricted Stock Units shall be subject to any lien, obligation or liability of the Participant or any transferee.

•	No later than fifteen (15) days after the Committee determines the Performance-Based Restricted Stock Units that have become vested (which cannot, in any event, be earlier than January 2017 or after April 2017), the Company will (i) deliver to the Participant or make available to the Participant’s broker shares of Common Stock with respect to fifty percent (50%) of the Performance-Based Restricted Stock Units that have become vested and payable (rounded down to the nearest whole share) and (ii) pay to the Participant in a single lump sum cash in the amount which equals the Fair Market Value, at the time of payment, of the shares of Common Stock with respect to the remaining Performance-Based Restricted Stock Units that have become vested and payable.

•	You may pay any applicable tax withholding (i) in cash, (ii) by certified or bank cashier’s check, or (iii) by such other medium of payment as the Plan administrator in his sole discretion may permit. The Plan administrator will determine the amount of any required tax withholding.

EFFECT OF TERMINATION OF EMPLOYMENT. If your employment with PRGX is terminated by PRGX without Cause (and other than on your death or Incapacity) or you terminate your employment for Good Reason, prior to the end of the Cumulative Performance Period, a Pro Rata Portion of the Performance-Based Restricted Stock Units shall vest in accordance with the terms set forth on Exhibit A attached hereto, notwithstanding the termination of your employment with PRGX (except as otherwise provided in this Agreement on a Change of Control prior to the end of the Cumulative Performance Period). Any Performance-Based Restricted Stock Units that can no longer vest under any circumstances will be forfeited at that time.

If your employment with PRGX is terminated prior to the end of the Cumulative Performance Period and prior to a Change of Control, other than by PRGX without Cause or by you for Good Reason, or your employment terminates on your death or Incapacity prior to the end of the Cumulative Performance Period and prior to a Change of Control, the Performance-Based Restricted Stock Units will be forfeited immediately upon the termination of your employment for any such reason.

For purposes of this Agreement, (i) “Cause” shall have the same definition as under the Plan; (ii) “Good Reason” shall have the same definition as under any employment or service agreement between PRGX and you or, if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition, Good Reason means, without your consent, the following: (A) any action taken by PRGX which results in a material reduction in your authority, duties or responsibilities (except that any change in the foregoing that results solely from (1) PRGX ceasing to be a publicly traded entity or from PRGX becoming a wholly-owned subsidiary of another publicly traded entity or (2) any change in the geographic scope of your authority, duties or responsibilities will not, in any event and standing alone, constitute a substantial reduction in your authority, duties or responsibilities), including any requirement that you report directly to anyone other than the Chief Executive Officer of PRGX; (B) the assignment to you of duties that are materially inconsistent with your authority, duties or responsibilities; (C) any material decrease in your base salary or annual bonus opportunity or the benefits generally available to the class of employees that includes you, except to the extent PRGX has instituted a salary, bonus or benefits reduction generally applicable to all executives of PRGX other than in contemplation of or after a Change in Control; (D) your relocation to any principal place of employment other than Atlanta, Georgia, or any requirement that you relocate your residence other than to the Atlanta, Georgia metropolitan area, without your express written consent to either such relocation; provided, however, this subsection (D) shall not apply in the case of business travel which requires you to relocate temporarily for periods of 90 days or less; or (E) the failure by PRGX to pay to you any portion of your base salary, annual bonus or other benefits within 10 days after the date the same is due. Notwithstanding the above, and without limitation, “Good Reason” shall not include any resignation by you where Cause for your termination by PRGX exists and PRGX then follows the procedures, if any, required for a termination of your employment for Cause. You must give PRGX notice of any event or condition that would constitute “Good Reason” within 30 days of the event or condition which would constitute “Good Reason,” and upon the receipt of such notice PRGX shall have 30 days to remedy such event or condition. If such event or condition is not remedied within such 30-day period, any termination of employment by you for “Good Reason” must occur within 30 days after the period for remedying such condition or event has expired; (iii) “Incapacity” shall have the same definition as under any employment or service agreement between PRGX and you or, if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition, Incapacity means your inability to perform the essential functions of your job, with or without reasonable accommodation, for a period of 90 days in the aggregate in any rolling 180-day period; and (iv) “Pro Rata Portion” means a fraction, the numerator of which is the number of days in the Cumulative Performance Period with respect to which you were employed continuously with PRGX until your employment with PRGX is terminated by PRGX without Cause (and other than on your death or Incapacity) or by you for Good Reason, and the denominator of which is (A) the number of days in the Cumulative Performance Period if no Change of Control occurs prior to the end of the Cumulative Performance Period or (B) the number of days in the Cumulative Performance Period until the Change of Control occurs if the Change of Control occurs prior to the end of the Cumulative Performance Period.

CHANGE OF CONTROL. Upon the occurrence of a Change of Control, prior to the end of the Cumulative Performance Period, the Performance-Based Restricted Stock Units shall become vested and payable on (and be paid no later than thirty (30) days after) the Change of Control, at the Target Level set forth on Exhibit A, provided you have remained in continuous employment with PRGX from the Grant Date until the time of the Change in Control. Accordingly, termination of your employment after the Change in Control for any reason other than by PRGX for Cause will not result in forfeiture of your Performance-Based Restricted Stock Units. However, if your employment was terminated, prior to the Change in Control and prior to the end of the Cumulative Performance Period, by PRGX without Cause (and other than on your death or Incapacity) or by you for Good Reason, then a Pro Rata Portion of your Performance-Based Restricted Stock Units shall become vested and payable on (and be paid no later than thirty (30) days after) the Change in Control, at the Target Level set forth on Exhibit A. For purposes of this Agreement, “Change of Control” shall have the same definition as under the Plan except that there will be a Change in Control for purposes of this Agreement only if the Change in Control also constitutes a change in the ownership or effective control of PRGX, or in the ownership of a substantial portion of the assets of PRGX, within the meaning of Section 409A of the Code.

NOTICES. All notices pursuant to this Agreement will be in writing and either (i) delivered by hand, (ii) mailed by United States certified mail, return receipt requested, postage prepaid, or (iii) sent by an internationally recognized courier which maintains evidence of delivery and receipt. All notices or other communications will be directed to the following addresses (or to such other addresses as either of us may designate by notice to the other):

To the Company:	PRGX Global, Inc.
600 Galleria Parkway, Suite 100
Atlanta, GA 30339
Attention: Senior Vice President, General Counsel & Secretary

To you:	The address set forth on page 1

MISCELLANEOUS.

•	The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. Failure by you or PRGX at any time or times to require performance by the other of any provisions in this Agreement will not affect the right to enforce those provisions. Any waiver by you or PRGX of any condition or the breach of any term or provision in this Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future. If any court of competent jurisdiction holds that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and this Agreement shall be deemed to be amended automatically to exclude the offending provision. This Agreement may be executed in multiple copies and each executed copy shall be an original of this Agreement. This Agreement shall be subject to and governed by the laws of the State of Georgia. No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto. The headings of each Section of this Agreement are for convenience only. This Agreement and the Plan contain the entire agreement of the parties hereto and no representation, inducement, promise, or agreement or otherwise between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein.

•	This Agreement is intended to comply with Section 409A of the Code and shall be construed accordingly.

EXHIBIT A

VESTING OF YOUR PERFORMANCE-BASED

RESTRICTED STOCK UNITS

Subject to the Plan and the PRGX Performance-Based Restricted Stock Unit Agreement for Employees to which this Exhibit A is attached (the “Agreement”), the Performance-Based Restricted Stock Units shall become vested and payable with respect to that percentage of the Performance-Based Restricted Stock Units that correlates to the Cumulative Adjusted EBITDA achieved by PRGX for the Cumulative Performance Period as set forth in the chart below, provided the Participant remains employed continuously with PRGX from the Grant Date through the last day of the Cumulative Performance Period (except as otherwise provided in the Agreement). Notwithstanding the foregoing, however, (i) none of the Performance-Based Restricted Stock Units shall become vested and payable if the Cumulative Adjusted EBITDA achieved by PRGX for the Cumulative Performance Period does not equal or exceed the Threshold Cumulative Adjusted EBITDA set forth in the chart below, (ii) the percentage of the Performance-Based Restricted Stock Units that may become vested and payable may not in any event exceed two hundred percent (200%) of the Performance-Based Restricted Stock Units, so if the Cumulative Adjusted EBITDA achieved by PRGX for the Cumulative Performance Period exceeds the Maximum Cumulative Adjusted EBITDA set forth in the chart below, the percentage of the Performance-Based Restricted Stock Units that shall become vested and payable shall be limited to two hundred percent (200%) of the Performance-Based Restricted Stock Units, and (iii) to the extent the Cumulative Adjusted EBITDA achieved by PRGX for the Cumulative Performance Period falls between the Threshold Cumulative Adjusted EBITDA and the Target Cumulative Adjusted EBITDA or between the Target Cumulative Adjusted EBITDA and the Maximum Cumulative Adjusted EBITDA, the percentage of the Performance-Based Restricted Stock Units that shall become vested and payable for the Cumulative Performance Period shall be determined by straight-line interpolation between the applicable percentages set forth in the chart below.

Vesting Percentage Chart
Cumulative Adjusted EBITDA Achieved for the Cumulative Performance Period	Percentage of Performance-Based Restricted Stock Units to Become Vested and Payable
Threshold	35%
Target	100%
Maximum	200%

For purposes of this Exhibit A, the following terms shall have the meanings set forth below:

•	“Adjusted EBITDA” means the Adjusted EBITDA (as defined in the Plan) achieved by PRGX for the respective fiscal year as reflected in PRGX’s annual financial statements, excluding the impact of PRGX’s healthcare claims recovery audit business.

•	“Cumulative Adjusted EBITDA” means the sum of the Adjusted EBITDA achieved by PRGX for the 2015 Fiscal Year and the 2016 Fiscal Year.

•	“Cumulative Performance Period” means the two-year period beginning with the 2015 Fiscal Year and ending with the 2016 Fiscal Year.

•	“2015 Fiscal Year” means PRGX’s fiscal year ending December 31, 2015.

•	“2016 Fiscal Year” means PRGX’s fiscal year ending December 31, 2016.